TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Amendment”) is made and entered into as of the 30th day of July, 2010, by and between CLEAN POWER TECHNOLOGIES, INC., a Nevada corporation (hereinafter called the “Company”), and ABDUL MITHA (“Mitha”), and amends and terminates the Employment Agreement by and between them dated as of May 1, 2008, as previously amended June 8, 2010 (the “Employment Agreement”).

RECITALS

WHEREAS, the Company and Mitha have agreed to the termination of Mitha’s employment under the Employment Agreement on the terms set forth herein;

WHEREAS, the Mitha shall continue to serve as the Chairman of the Board of the Company;

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows (capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement):

1. Employment and Termination.  Mitha’s employment with the Company shall be terminated effective July 30, 2010.  Mitha hereby resigns from all positions with the Company and its subsidiaries other than Mitha’s position as Chairman of the Board of the Company.  Mitha agrees and acknowledges that while Mitha will remain as Chairman of the Board of Directors of the Company (the “Board”), his employment is hereby terminated for all purposes under the Employment Agreement.

2.           Compensation.  The compensation and benefits set forth below shall be in lieu of all other compensation and benefits provided for in the Employment Agreement as previously in effect.

2.1           Compensation.  The Company agrees to: (a) continue to pay Mitha’s salary and other benefits through August 30, 2010, (b) in the event the Company effects one or more offerings of equity securities within 12 months following the date hereof (each, an “Equity Offering”), including any securities exercisable for or convertible into equity securities but not including the conversion of promissory notes currently held by Quercus and excluding the first GBP 1,000,000 of additional equity financing obtained by the Company after the date hereof, to pay Mitha up to GBP 130,000, payable from the gross proceeds of as follows:  Mitha shall be entitled to receive an amount equal to 7% of the gross proceeds from each such Equity Offering up to a cumulative total of GBP 130,000, without interest.

2.2           Compensation as Chairman.  If the Company effects Equity Offerings with cumulative gross proceeds in excess of $2,500,000 GBP within 12 months following the date hereof, then, beginning September 1, 2011, Mitha shall be entitled to receive compensation in a customary amount to be agreed by the parties during such period as Mitha serves as Chairman of the Board of Directors.

2.3           Expense Reimbursement.  The Company shall, upon the submission of reasonable supporting documentation by the Mitha, reimburse the Mitha for all reasonable expenses actually paid or incurred by the Mitha in the course of and pursuant to the business of the Company during the period ended July 30, 2010, or incurred after such date with the prior written consent of the Board or the President or Chief Executive Officer, including expenses for travel, lodging and entertainment, upon receipt of reasonable documentation.

2.4           Welfare Benefit Plans.   Mitha shall not be entitled to healthcare benefits.

2.5           Vacation.  Mitha waives all rights to be paid for vacation or other rights to paid time off accrued during the term of Mitha’s employment hereunder.

2.6           Housing. The Company will provide a 2 bedroom apartment as previously agreed provided that the Company may discontinue such benefit if it undergoes a general wind down of business activities.

2.7           Use of a Vehicle.  The Company will provide a vehicle as previously agreed through August 30, 2010.

3.           Governing Law/Jurisdiction.  Notwithstanding any provision of the Employment Agreement or the Amendment to the contrary, the Employment Agreement, the Amendment and this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, excluding choice of law provisions, except to the extent the laws of any jurisdiction in which Mitha provides services require the application of the laws of another jurisdiction.  Any dispute between the parties arising under this Agreement shall be submitted to final and binding arbitration in Los Angeles, California administered by JAMS/Endispute in accordance with the then-existing JAMS/Endispute Arbitration Rules and Procedures. Any provision of the California Code of Civil Procedure which provides for certain discovery rights, shall apply to any such arbitration, and said code section is also hereby incorporated by reference. In the event of such an arbitration proceeding, the parties shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event such parties shall be unable to agree on an arbitrator within thirty (30) days after initially attempting to choose an acceptable arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. Any award or decision obtained from any such arbitration proceeding shall be final and binding on the parties, and judgment upon any award thus obtained may be entered in any court having jurisdiction thereof. Unless otherwise ordered by the arbitrator, the arbitrator’s expenses shall be shared equally by the parties. No action at law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by any party except (a) an action to compel arbitration pursuant to this Agreement or (b) an action to enforce an award obtained in an arbitration proceeding in accordance with this Agreement.   Mitha agrees that service of process upon Mitha in any action or proceeding may be made by United States mail, certified or registered, return receipt requested, postage prepaid.

4.           Release.  Mitha, on behalf of himself, his heirs, assigns, legal representatives, successors in interest, and any person claiming through Mitha or any of them, hereby completely releases and forever discharges the Company and its  present and former officers, directors, shareholders, partners, employees, agents, predecessors-in-interest, successors, assigns, attorneys and representatives (collectively, the “Released Parties”) from any and all claims, demands or liabilities whatsoever, based on any act or omission occurring before his signing of this Agreement, including, without limitation, any claims, demands or liabilities arising out of his employment with any Released Party or the ending of such employment.  The matters released include, but are not limited to, any claims arising under:  Title VII of the Civil Rights Act of 1964; the Federal Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act of 1988; the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; the Federal Family and Medical Leave Act of 1993; the Equal Pay Act; the Ralph Civil Rights Act; the Employee Retirement Income Security Act of 1974; the California Fair Employment and Housing Act; the California Family Rights Act of 1991; the California Labor Code; any other federal, state or local law, regulation or ordinance; the Orders of the California Industrial Welfare Commission regulating wages, hours and working conditions; any action based on any alleged breach of contract, breach of the covenant of good faith and fair dealing, fraud, fraudulent inducement or any other tort; any violation of public policy or statutory or constitutional rights; any claim for severance pay, bonus or similar benefit, sick leave, pension, retirement, vacation pay, holiday pay, stock options, car allowance, life insurance, health or medical insurance, or any other fringe benefit; any claim for reimbursement of health or medical costs; and any claim for disability.  Notwithstanding the foregoing, nothing herein waives any rights or claims Mitha may have that cannot lawfully be waived by agreement of the parties.  In addition, nothing herein shall prevent the EEOC from investigating or pursuing any matter that it deems appropriate; provided, however, that Mitha understands and agrees that Mitha is not and shall not be entitled to seek any further monetary compensation from any Released Party and that any remedies that may be available to Mitha are entirely superseded by the releases contained in this letter.  Finally, nothing in this letter shall limit or restrict his right to (a) challenge the validity of this Agreement under the ADEA, or (b) prosecute any ADEA claim if such claim arises after Mitha signs this letter, and no such action on his part shall be deemed to violate this provision or any other provision of this letter provided, however, that this release is not intended to, nor shall it, release any and all rights or remedies that Mitha may have pursuant to the Employment Agreement as modified hereby.

5.           Civil Code Section 1542.  To the extent applicable to the release and discharge set forth above, Mitha waives and relinquishes all rights and benefits Mitha has or may have under Section 1542 of the California Civil Code (and all similar ordinances and statutory, regulatory, or judicially created laws or rules of any other jurisdiction), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Mitha hereby represents and warrants that he is not aware of any breach by the Company of the Employment Agreement or the Amendment, or of any other legal claim against any of the Released Parties whatsoever, including without limitation any claim arising out of his employment by the Company, or his ownership of securities of the Company.

6.           General.

6.1   No Waiver.  No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party.  A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

6.2   Amendment.  This Agreement may be amended, altered or revoked at any time, in whole or in part, only by a written instrument setting forth such changes, signed by each of the parties.

6.3   Text to Control.  The headings of articles and sections are included solely for convenience in reference.  If any conflict between any heading and the text of this Agreement exists, the text shall control.

6.4   Severability.  If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions.  On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions had not been included in the Agreement.

6.5   Entire Agreement.  The Employment Agreement, the Amendment and this Agreement constitutes the entire agreement between the Company and Mitha with respect to Mitha’s employment by the Company and supersede any and all prior agreements and understandings (whether written or oral) between the parties with respect to such employment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

COMPANY: CLEAN POWER TECHNOLOGIES INC. By:
Michael Burns. Chief Technology Officer

ABDUL MITHA: